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                                                                   EXHIBIT 10.28


                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this "AGREEMENT"), dated effective as of August 14, 1996 is between UROHEALTH Systems, Inc., a Delaware corporation (the "Company"), and Richard Kindberg, (the "EMPLOYEE").

         A. The Company desires to obtain the continued services of Employee, on its own behalf and on behalf of all existing and future "AFFILIATED COMPANIES" (defined as any corporation or other business entity or entities that directly or indirectly controls, is controlled by, or is under common control with the Company), and Employee desires to continue in the employment of the Company upon the following terms and conditions.

         B. The Company has spent significant time, effort and money to develop certain Proprietary Information (as defined below), which the Company considers vital to its business and goodwill.

         C. The Proprietary Information will necessarily be communicated to or acquired by Employee in the course of his employment with the Company, and the Company desires to obtain the continued services of Employee, only if, in doing so, it can protect its Proprietary Information and goodwill.

ACCORDINGLY, THE PARTIES AGREE AS FOLLOWS:

         1. Period of Employment

            (a) The Company hereby employs Employee to render services to the Company in the position and with the duties and responsibilities described in
Section 2 for the period (the "PERIOD OF EMPLOYMENT") beginning August 14, 1996, and ending on the earlier of (i) August 13, 1997, (the "TERM DATE") and (ii) the date the Period of Employment is terminated in accordance with Section 4.

            (b) Unless earlier terminated in accordance with Section 4, this Agreement shall automatically renew for one-year on the first anniversary of the date of this Agreement.

         2. Position, Duties and Responsibilities

            (a) Employee hereby accepts employment with the Company as President of the Company's Richard-Allan subsidiary or other positions as the Chief Executive Officer of the Company shall designate. Employee shall devote his best efforts and his full time and attention to the performance of the services customarily incident to such office and to such other services as may be reasonably requested by the Chief Executive Officer of the Company.


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            (b) Full-Time Employment. Employee shall devote full time to
Employee's employment, and shall expend best efforts on behalf of the Company Employee agrees that while employed by the Company, Employee will not engage in any other employment or business which could interfere with the performance of Employee's duties to the Company, or compete with the Company in any way. Employee agrees to abide by all policies and decisions of the Company during the term of this Agreement.


            (c) Competitive Plans. Employee agrees not to take any preliminary steps to set up or engage in any business enterprises that would compete in any way with the Company during the term of this Agreement. While employed by the Company, Employee agrees to divulge to the Company any and all competitive plans which Employee may have under consideration, whether or not Employee intends to act upon them. As used in the preceding sentence, the term "competitive plans" shall include, but not be limited to, plans to set up, establish or engage in a business enterprise in competition with the Company, and plans to seek or accept employment from anyone in competition with the Company.

            (d) Business Opportunities. Employee agrees promptly and fully to disclose to the Company, and not to divert to Employee's own use or benefit, or the use or benefit of others, any business opportunities involving any past, existing or prospective lines of business, suppliers, products or other business activities of the Company, or any other business opportunities that should otherwise be disclosed to the Company.

         3. Compensation, Benefits and Expenses

            (a) Compensation. In consideration of the services to be rendered hereunder, including, without limitation, services to any Affiliated Company, Employee shall be paid an annual salary of Two Hundred Thousand Dollars ($200,000), payable in 24 equal installments at the times and pursuant to the procedures regularly established, and as they may be amended, by the Company during the term of this Agreement.

            (b) Bonus. Employee shall also be eligible to receive, in the discretion of the Board of Directors (the "Board"), a performance bonus (or other special bonuses), in such amounts as determined by the Board based upon the Board's evaluation of the performance of Employee, the Company's operating results and such other criteria determined by the Board to be relevant.

            (c) Benefits. As he becomes eligible therefor, the Company shall provide Employee with the right to participate in and to receive benefits from all present and future life, accident, disability, medical, savings and stock option plans and all similar benefits made available generally to the Company's other similarly situated employees. The amount and extent of benefits to which Employee is entitled shall be governed by the specific benefit plan, as it may be amended from time to time.


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            (d) Vacation. Employee shall be entitled to three weeks of vacation per year, exclusive of Company holidays.

            (e) Expenses. The Company shall reimburse Employee for reasonable travel and other business expenses incurred by Employee in the performance of his duties hereunder in accordance with the Company's general policies, as they may be amended from time to time during the term of this Agreement.

         4. Termination of Employment.

            (a) By Death. The Period of Employment shall terminate automatically upon the death of Employee. The Company shall pay to Employee's beneficiaries or estate, as appropriate, the compensation to which he is entitled pursuant to
Section 3(a) through the end of the month in which death occurs. Thereafter, the Company's obligations hereunder shall terminate. Nothing in this section shall affect any entitlement of Employee's heirs to the benefits under any life insurance plan.

            (b) By Disability. If, in the sole opinion of the Board, employee shall be prevented from properly performing his duties hereunder by reason of any physical or mental incapacity for a period of more than 150 days in the aggregate or 120 consecutive days in any twelve-month period, then, to the extent permitted by law, the Period of Employment shall terminate on and the compensation to which Employee is entitled pursuant to Section 3(a) shall be paid up through the last day of the month in which the Board determines Employee to be disabled hereunder, and thereafter the Company's obligations hereunder shall terminate. Nothing in this section shall affect Employee's rights under any disability plan in which he is a participant.

            (c) By Company For Cause. The Company may terminate, without liability, the Period of Employment for Cause (as defined below) at any time upon 15 days' advance written notice to Employee. The Company shall pay Employee the compensation to which he is entitled pursuant to Section 3(a) through the end of the notice period and thereafter the Company's obligations hereunder shall terminate. Termination shall be for "Cause" if: (i) Employee has engaged in illegal or other wrongful conduct substantially detrimental to the business or reputation of the Company or any Affiliated Company, or is charged with or convicted of a felony; (ii) Employee refuses or fails to act in accordance with any reasonable direction or order of the Board or his immediate superiors; provided, that the Board or such superiors has given Employee written notice of such refusal or failure and Employee fails to comply with such direction or order within 15 days after the date of such notice; or (iii) Employee has engaged in any fraud, embezzlement, misappropriation or similar conduct against the Company.


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            (d) By Company Without Cause. The Company may terminate the Period of Employment without Cause at any time upon 90 days' advance written notice to Employee. Upon such termination, and subject to Employee's compliance with provisions of Section 6 hereof, the Company shall pay Employee aggregate payments in an amount equal to the amount of compensation to which he is entitled pursuant to Section 3(a) for the remainder of the Period of Employment which shall for purposes of this subsection (d) include the renewals contemplated by Section 1(b) above, and (ii) all outstanding unvested options shall become fully vested, nonforfeitable and exercisable as of the termination date and thereafter all obligations of the Company hereunder shall terminate. In the event that the period of Employment is terminated without Cause, the payments required under this Section 4(d) shall be made in accordance with the then normal payroll practices of the Company.

            (e) Termination Obligations.

                (i) Employee hereby acknowledges and agrees that all personal property, including, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints and other documents, or materials, or copies thereof, Proprietary Information (as defined below), furnished to or prepared by Employee in the course of or incident to his employment, including, without limitation, records and any other materials pertaining to Invention Ideas (as defined below), belong to the Company.

                (ii) Upon termination of the Period of Employment, Employee shall be deemed to have resigned from all offices then held with the Company or any Affiliated Company.

                (iii) The representations and warranties contained herein and Employee's obligations under Sections 4(e) and 6 shall survive termination of the Period of Employment and the expiration of this Agreement.

         5. Change of Control. Following a "Change of Control". Employee shall be entitled to terminate his employment hereunder, with or without good reason, upon 30 days' advance written notice to the Company given at any time during the one-year period after the Change of Control. In the event that Employee terminates his employment pursuant to this Section 5 with Good Reason (as defined below) after a Change of Control or if during such one-year period Employee's employment is terminated by the Company without Cause, he shall be entitled to receive payment upon such termination of an amount equal to the greater of (i) one times the total salary and bonus compensation paid to Employee by the Company pursuant to Section 3(a) and 3(b) for the twelve months immediately preceding the Change of Control and (ii) the remaining amounts payable by the Company pursuant to Section 3(a) through the Term Date; provided, however, that if the severance payment under this Section 5, either alone or together with other payments which Employee has the right to receive from the Company, would not be deductible (in whole or in part) by the Company as a result of such payment constituting a "parachute payment" (as defined in Section 280G of the Internal Revenue


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Code of 1986, as amended (the "Code"), the severance payment provided under this
Section 5 shall be reduced to the maximum deductible amount under the Code. For purposes of this Agreement, a Change of Control of the Company shall be deemed to have occurred if (i) there shall be consummated (x) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, (y) any reverse merger in which the Company is the continuing or surviving corporation but in which securities possessing more than 50% of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from those who hold such securities immediately prior to the merger, or (z) any sale, lease, exchange or other transfer (in one transaction or series of related transactions) of all, or substantially all, of the assets of the Company, or of the Richard-Allan subsidiary if Employee is employed at Richard-Allan at the time of such sale, lease exchange or transfer, or (ii) the stockholders of the Company approve a plan or proposal for the liquidation or dissolution of the Company, or (iii) any "person" (as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), shall become the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 20% or more of the Company's outstanding Common Stock (other than as a result of a stock purchase or purchases made by such person directly from the Company), or (iv) during any twelve-month period, individuals who at the beginning of such period constitute the entire Board of Directors of the Company shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of the period. For purposes of this Section 5, "Good Reason" shall exist if (i) the place of business at which Employee is principally employed is relocated to a location more than 50 miles from such location on the date of the Change of Control or (ii) there is an assignment to Employee of any duties materially inconsistent with or which constitute a material change in Employee's position, duties, responsibilities or status with the Company or which assignment involves a substantial diminution in Employee's level of responsibility, provided, that continuation of Employee's primary responsibilities after a Change of Control without regard to Employee's level of responsibility in a larger organization after a Change of Control shall not constitute a diminution of Employee's level of responsibility.

         6. Proprietary Information.

            (a) Defined. "Proprietary Information" is all information and any idea in whatever form, tangible or intangible, pertaining in any manner to the business of the Company or any Affiliated Company, or to its clients, consultants or business associates, unless: (i) the information is or becomes publicly known through lawful means; (ii) the information was rightfully in Employee's possession or part of his general


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knowledge prior to his employment by the Company; or (iii) the information is disclosed to Employee without confidential or proprietary restriction by a third party who rightfully possesses the information (without confidential or proprietary restriction) and did not learn of it, directly or indirectly, from the Company.

            (b) General Restrictions On Use. Employee agrees to hold all Proprietary Information in strict confidence and trust for the sole benefit of the Company and not to, directly or indirectly, disclose, use, copy, publish, summarize or remove from the Company's premises any Proprietary Information (or remove from the premises any other property of the Company), except (i) during the Period of Employment to the extent necessary to carry out Employee's responsibilities under this Agreement, and (ii) after termination of the Period of Employment as specifically authorized in writing by the Board.

            (c) Interference with Business; Competitive Activities. Employee acknowledges that pursuit of the activities prohibited by this Section 6(c) would necessarily involve the use or disclosure of Proprietary Information in breach of Section 6(b), but that proof of such breach would be extremely difficult. To prevent such disclosure, use and breach and in consideration of employment under this Agreement, Employee agrees for a period of one year after termination of the Period of Employment, he shall not for himself or herself or any third party, directly or indirectly, (i) divert or attempt to divert from the Company (or any Affiliated Company) any business of any kind in which it is engaged, including, without limitation, the solicitation of or interference with any of its suppliers or customers, (ii) employ, solicit for employment, or recommend for employment any person employed by the Company, or any Affiliated Company, during the period of such person's employment and for a period of one year thereafter, or (iii) engage in any business activity that is competitive with the Company, unless Employee can prove that action taken in contravention of this Section 6(c)(iii) was done without the use of any Proprietary Information; provided, that in no event shall Employee engage in such competitive activities during the period which Employee continues to receive payments pursuant to Section 4(d) above. For purposes of this Section 5(c), "competitive activities" shall be business activities that are directly competitive with an existing or presently planned business of the Company on the date of termination, which activity constitutes or is anticipated to constitute more than 15% of revenues of the Company.

            (d) Remedies. Nothing in this Section 6 is intended to limit any remedy of the Company under the California Uniform Trade Secrets Act (California Civil Code Paragraph 3426), or otherwise available under law.

         7. Assignment; Successors and Assigns.

            Employee agrees that he will not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement, nor shall Employee's rights be subject to encumbrance or the claims of creditors. Any purported assignment, transfer or delegation


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shall be null and void. Nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its properties or assets, or the assignment by the Company of this Agreement and the performance of its obligations hereunder to any successor in interest or any Affiliated Company. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors and permitted assigns, and shall not benefit any person or entity other than those enumerated above.

         8. Notices. All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand or mailed, postage prepaid, by certified or registered mail, return receipt requested, and addressed to the Company at:

                          UroHealth Systems, Inc.
                          5 Civic Plaza, Suite 100
                          Newport Beach, CA 92660
                          Attn:  Chief Executive Officer

                    or to Employee at:

                          -----------------------------------

                          -----------------------------------

                          -----------------------------------

                          -----------------------------------

            Notice of change of address shall be effective only when done in accordance with this section.

         9. Entire Agreement. Except as otherwise provided in that certain Merger Agreement dated July 5, 1996 and other agreements associated therewith, the terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the employment of Employee by the Company and may not be contradicted by evidence or any prior or contemporaneous agreement. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative or other legal proceeding involving this Agreement.

         10. Amendments; Waivers. This Agreement may not be modified, amended or terminated except by an instrument in writing, signed by Employee and by a duly authorized representative of the Company other than Employee. By an instrument in writing similarly executed, either party may waive compliance by the other party with any


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provision of this Agreement that such other party was or is obligated to comply with or perform, provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy or power provided herein or by law or in equity.

         11. Severability; Enforcement. If any provision of this Agreement, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

         12. Governing Law. The validity, interpretation, enforceability and performance of this Agreement shall be governed by and construed in accordance with the law of the State of California.

         13. Injunctive Relief. The parties agree that in the event of any breach or threatened breach of any of the covenants in Section 6, the damage or imminent damage to the value and the goodwill of the Company's business will be irreparable and extremely difficult to estimate, making any remedy at law or in damages inadequate. Accordingly, the parties agree that the Company shall be entitled to injunctive relief against Employee in the event of any breach or threatened breach of any such provisions by Employee, in addition to any other relief (including damages) available to the Company under this Agreement or under law.

         The parties have duly executed this Agreement as of the date first written above.


                                             /s/ RICHARD KINDBERG
                                          -----------------------------------
                                          Employee:  Richard Kindberg


                                          UROHEALTH SYSTEMS, INC.



                                          By: /s/ CHARLES A. LAVERTY
                                             -------------------------
                                             Charles A. Laverty
                                             Chairman of the Board and
                                             Chief Executive Officer


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